EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

K&F Intermediate Holdco, Inc., a Delaware corporation

K&F Industries, Inc., a Delaware corporation

Aircraft Braking Systems Corporation, a Delaware corporation

Engineered Fabrics Corporation, a Delaware corporation

Aircraft Braking Services, Inc., a Delaware corporation

ABSKY Corporation, a Delaware corporation

Nasco Aviation Corporation, a California corporation

Nasco Aircraft Brake, Inc., a California corporation

Aircraft Braking Systems Europe Limited, a United Kingdom corporation

Aircraft Braking Systems Services Limited, a United Kingdom corporation